                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 1)*

                                PHOTON DYNAMICS, INC.
--------------------------------------------------------------------------------
                                   (NAME OF ISSUER)


                                     COMMON STOCK
--------------------------------------------------------------------------------
                            (TITLE OF CLASS OF SECURITIES)


                                       7193641
--------------------------------------------------------------------------------
                                    (CUSIP NUMBER)


*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                            (CONTINUED ON FOLLOWING PAGES)

                                  Page 1 of 19 Pages
                          Exhibit Index Contained on Page 15

CUSIP NO. 7193641                     13G                    Page 2 of 19 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Kleiner Perkins Caufield & Byers IV, L.P., a California
          Limited Partnership ("KPCB IV")
          94-3001663

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /  (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
        California Limited Partnership

                    5   SOLE VOTING POWER
     NUMBER OF                                                            - 0 -
       SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
   OWNED BY EACH                                                        439,167
     REPORTING      7   SOLE DISPOSITIVE POWER
       PERSON                                                             - 0 -
        WITH
                    8   SHARED DISPOSITIVE POWER
                                                                        439,167

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                        439,167

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                               / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           6.1%

12   TYPE OF REPORTING PERSON*
                                                                             PN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 7193641                        13G                 Page 3 of 19 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           KPCB IV Associates, L.P., a California Limited Partnership
           94-3001662

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /  (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
        California Limited Partnership


                    5   SOLE VOTING POWER
     NUMBER OF                                                            - 0 -
       SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
   OWNED BY EACH        439,167 shares directly owned by
     REPORTING          KPCB IV.  KPCB IV Associates is the
       PERSON           general partner of KPCB IV.
        WITH
                    7   SOLE DISPOSITIVE POWER
                                                                          - 0 -

                    8   SHARED DISPOSITIVE POWER
                        439,167 shares directly owned by KPCB
                        IV.  KPCB IV Associates is the general
                        partner of KPCB IV.

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                        439,167

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                               / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           6.1%

12   TYPE OF REPORTING PERSON*
                                                                            PN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 7193641                      13G                   Page 4 of 19 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Thomas J. Perkins
            ###-##-####

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /  (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER
     NUMBER OF                                                            4,655
      SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
   OWNED BY EACH        439,167 shares directly owned by KPCB
     REPORTING          IV.  KPCB IV Associates is the general
       PERSON           partner of KPCB IV.  Mr. Perkins is a
        WITH            general partner of KPCB IV Associates.
                        Mr. Perkins disclaims beneficial
                        ownership of shares held directly by
                        KPCB IV.

                    7   SOLE DISPOSITIVE POWER
                                                                          4,655

                    8   SHARED DISPOSITIVE POWER
                        439,167 shares directly owned by
                        KPCB IV.  KPCB IV Associates is the
                        general partner of KPCB IV.  Mr.
                        Perkins is a general partner of KPCB IV
                        Associates.  Mr. Perkins disclaims
                        beneficial ownership of shares held
                        directly by KPCB IV.

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                        443,822

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                               / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           6.2%

12   TYPE OF REPORTING PERSON*
                                                                             IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 7193641                  13G                      Page 5 of 19 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Frank J. Caufield
             ###-##-####

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /  (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

                    5   SOLE VOTING POWER
     NUMBER OF                                                           11,735
      SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
   OWNED BY EACH        439,167 shares directly owned by KPCB
     REPORTING          IV.  KPCB IV Associates is the general
       PERSON           partner of KPCB IV.  Mr. Caufield is a
        WITH            general partner of KPCB IV Associates.
                        Mr. Caufield disclaims beneficial
                        ownership of shares held directly by
                        KPCB IV.

                    7   SOLE DISPOSITIVE POWER
                                                                         11,735

                    8   SHARED DISPOSITIVE POWER
                        439,167 shares directly owned by KPCB
                        IV.  KPCB IV Associates is the general
                        partner of KPCB IV.  Mr. Caufield is a
                        general partner of KPCB IV Associates.
                        Mr. Caufield disclaims beneficial
                        ownership of shares held directly by
                        KPCB IV.

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                        450,902

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                               / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           6.3%

12   TYPE OF REPORTING PERSON*
                                                                             IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 7193641                      13G                   Page 6 of 19 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Brook H. Byers
             ###-##-####

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /  (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States


                    5   SOLE VOTING POWER
     NUMBER OF                                                            - 0 -
      SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
   OWNED BY EACH        439,167 shares directly owned by KPCB
     REPORTING          IV.  KPCB IV Associates is the general
       PERSON           partner of KPCB IV.  Mr. Byers is a
        WITH            general partner of KPCB IV Associates.
                        Mr. Byers disclaims beneficial
                        ownership of shares held directly by
                        KPCB IV.

                    7   SOLE DISPOSITIVE POWER
                                                                          - 0 -

                    8   SHARED DISPOSITIVE POWER
                        439,167 shares directly owned by KPCB
                        IV.  KPCB IV Associates is the general
                        partner of KPCB IV.  Mr. Byers is a
                        general partner of KPCB IV Associates.
                        Mr. Byers disclaims beneficial
                        ownership of shares held directly by
                        KPCB IV.

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                        439,167

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                               / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           6.1%

12   TYPE OF REPORTING PERSON*
                                                                             IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 7193641                    13G                     Page 7 of 19 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           L. John Doerr
            ###-##-####

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /  (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

                    5   SOLE VOTING POWER
     NUMBER OF                                                           23,431
       SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
   OWNED BY EACH        439,167 shares directly owned by KPCB
     REPORTING          IV.  KPCB IV Associates is the general
       PERSON           partner of KPCB IV.  Mr. Doerr is a
        WITH            general partner of KPCB IV Associates.
                        Mr. Doerr disclaims beneficial
                        ownership of shares held directly by
                        KPCB IV.

                    7   SOLE DISPOSITIVE POWER
                                                                         23,431

                    8   SHARED DISPOSITIVE POWER
                        439,167 shares directly owned by KPCB
                        IV.  KPCB IV Associates is the general
                        partner of KPCB IV.  Mr. Doerr is a
                        general partner of KPCB IV Associates.
                        Mr. Doerr disclaims beneficial
                        ownership of shares held directly by
                        KPCB IV.

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                        462,598

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                               / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           6.4%

12   TYPE OF REPORTING PERSON*
                                                                             IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 7193641                   13G                     Page 8 of 19 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           E. Floyd Kvamme
             ###-##-####

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /  (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

                    5   SOLE VOTING POWER
     NUMBER OF                                                           23,470
       SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
   OWNED BY EACH        439,167 shares directly owned by KPCB
     REPORTING          IV.  KPCB IV Associates is the general
       PERSON           partner of KPCB IV.  Mr. Kvamme is a
        WITH            general partner of KPCB IV Associates.
                        Mr. Kvamme disclaims beneficial
                        ownership of shares held directly by
                        KPCB IV.

                    7   SOLE DISPOSITIVE POWER
                                                                         23,470

                    8   SHARED DISPOSITIVE POWER
                        439,167 shares directly owned by KPCB
                        IV.  KPCB IV Associates is the general
                        partner of KPCB IV.  Mr. Kvamme is a
                        general partner of KPCB IV Associates.
                        Mr. Kvamme disclaims beneficial
                        ownership of shares held directly by
                        KPCB IV.

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                        462,637

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                              / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           6.4%

12   TYPE OF REPORTING PERSON*
                                                                             IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 7193641                    13G                     Page 9 of 19 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Regis McKenna
            ###-##-####

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /  (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER
     NUMBER OF                                                           11,636
       SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
   OWNED BY EACH        439,167 shares directly owned by KPCB
     REPORTING          IV and 98 shares held by the RP & DT
       PERSON           McKenna Trust.  KPCB IV Associates is
        WITH            the general partner of KPCB IV.  Mr.
                        McKenna is a general partner of KPCB IV
                        Associates.  Mr. McKenna disclaims
                        beneficial ownership of these shares.

                    7   SOLE DISPOSITIVE POWER
                                                                         11,636

                    8   SHARED DISPOSITIVE POWER
                        439,167 shares directly owned by KPCB
                        IV and 98 shares held by the RP & DT
                        McKenna Trust.  KPCB IV Associates is
                        the general partner of KPCB IV.  Mr.
                        McKenna is a general partner of KPCB IV
                        Associates.  Mr. McKenna disclaims
                        beneficial ownership.

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                        450,803

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                               / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           6.3%

12   TYPE OF REPORTING PERSON*
                                                                             IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 7193641                  13G                       Page 10 of 19 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Vinod Khosla
           ###-##-####

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /  (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER
     NUMBER OF                                                            - 0 -
       SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
   OWNED BY EACH        439,167 shares directly owned by KPCB
     REPORTING          IV.  KPCB IV Associates is the general
       PERSON           partner of KPCB IV.  Mr. Khosla is a
        WITH            general partner of KPCB IV Associates.
                        Mr. Khosla disclaims beneficial
                        ownership of the shares directly held
                        by KPCB IV.

                    7   SOLE DISPOSITIVE POWER
                                                                          - 0 -

                    8   SHARED DISPOSITIVE POWER
                        439,167 shares directly owned by KPCB
                        IV.  KPCB IV Associates is the general
                        partner of KPCB IV.  Mr. Khosla is a
                        general partner of KPCB IV Associates.
                        Mr. Khosla disclaims beneficial
                        ownership of the shares directly held
                        by KPCB IV.

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                        439,167

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                               / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           6.1%

12   TYPE OF REPORTING PERSON*
                                                                             IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).     NAME OF ISSUER

               Photon Dynamics, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

               1504 McCarthy Blvd.
               Milpitas, CA  95035

ITEM 2(A)-(C).      NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING

               This statement is being filed by KPCB IV Associates, L.P., a California Limited Partnership ("KPCB IV Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB IV Associates, are set forth on Exhibit B hereto.

               KPCB IV Associates is general partner to Kleiner Perkins Caufield & Byers IV, L.P., a California limited partnership ("KPCB IV").
With respect to KPCB IV Associates and the general partners of KPCB IV Associates, this statement relates only to KPCB IV Associates' indirect, beneficial ownership of shares of Common Stock of Photon Dynamics, Inc. (the "Shares"). The Shares have been purchased by KPCB IV, and KPCB IV Associates and the general partners of KPCB IV Associates do not directly or otherwise hold any Shares. Management of the business affairs of KPCB IV Associates, including decisions respecting disposition and/or voting of the Shares, resides in the general partners of KPCB IV Associates listed on Exhibit B hereto.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

               Common Stock
               CUSIP # 7193641

ITEM 3.        NOT APPLICABLE

ITEM 4.        OWNERSHIP

               See rows 5 - 11 on cover pages hereto.

ITEM 5.        OWNERSHIP OF MORE THAN FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Under certain circumstances set forth in the limited partnership agreements of KPCB IV and KPCB IV Associates, the general and limited partners of such entities may have the right to receive dividends from, or the proceeds from the sale of shares of Common Stock of Photon Dynamics, Inc. owned by each such entity.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATION.

               Not applicable.

                                      SIGNATURES

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 1998

                                   KPCB IV ASSOCIATES, L.P., A CALIFORNIA
                                   LIMITED PARTNERSHIP


                                   By: /s/ Brook H. Byers
                                       -----------------------------
                                       A General Partner


                                   THOMAS J. PERKINS
                                   FRANK J. CAUFIELD
                                   BROOK H. BYERS
                                   E. FLOYD KVAMME
                                   L. JOHN DOERR
                                   REGIS McKENNA
                                   VINOD KHOSLA


                                   By: /s/ Michael S. Curry
                                       -----------------------------
                                       Michael S. Curry
                                       Attorney-in-Fact

                                   KLEINER PERKINS CAUFIELD & BYERS
                                   IV, L.P., A CALIFORNIA LIMITED
                                   PARTNERSHIP

                                   By KPCB IV Associates L.P., a California
                                   Limited Partnership, its General Partner


                                   By: /s/ Brook H. Byers
                                       -----------------------------
                                       A General Partner

                                    EXHIBIT INDEX


                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
--------                                                         -------------

Exhibit A:  Agreement of Joint Filing                                16

Exhibit B:  List of General Partners of KPCB IV Associates           18

                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING

               The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 10, 1998, containing the information required by Schedule 13G, for the 439,167 Shares of the Common Stock of Photon Dynamics, Inc. held by Kleiner Perkins Caufield & Byers IV, L.P., a California Limited Partnership, and with respect to the general partners, such other holdings as are reported therein.

Date:  February 10, 1998

                                   KPCB IV ASSOCIATES, L.P., A CALIFORNIA
                                   LIMITED PARTNERSHIP


                                   By: /s/ Brook H. Byers
                                       -----------------------------
                                       A General Partner



                                   THOMAS J. PERKINS
                                   FRANK J. CAUFIELD
                                   BROOK H. BYERS
                                   E. FLOYD KVAMME
                                   L. JOHN DOERR
                                   REGIS McKENNA
                                   VINOD KHOSLA


                                   By: /s/ Michael S. Curry
                                       -----------------------------
                                       Michael S. Curry
                                       Attorney-in-Fact

                                   KLEINER PERKINS CAUFIELD & BYERS
                                   IV, L.P., A CALIFORNIA LIMITED
                                   PARTNERSHIP

                                   By KPCB IV Associates, L.P., a California
                                   Limited Partnership, its General Partner


                                   By: /s/ Brook H. Byers
                                       -----------------------------
                                       A General Partner

                                      EXHIBIT B

                                 GENERAL PARTNERS OF
                 KPCB IV ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP

               Set forth below, with respect to each general partner of KPCB IV Associates, is the following: (a) name; (b) business address and
(c) citizenship.

1.   (a)       Thomas J. Perkins
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen

2.   (a)       Frank J. Caufield
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen

3.   (a)       Brook H. Byers
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen

4.   (a)       E. Floyd Kvamme
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen

5.   (a)       L. John Doerr
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen

6.   (a)       Regis McKenna
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen


7.   (a)       Vinod Khosla
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen